Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-104464) on Form S-8 of Servotronics, Inc. and Subsidiaries of our report dated March 21, 2013, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Servotronics, Inc. and Subsidiaries for the years ended December 31, 2012 and 2011.

/S/ FREED MAXICK CPAs, P.C.

Buffalo, New York
March 21, 2013